INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement
Nos. 33-44785, 33-24970 and 33-70686 of Akorn, Inc. on Form S-8 of our report dated September 24, 2002, except for paragraph 5 of Note T, as to which the date is October 1, 2002, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's ability to continue as a going concern and the restatement of the 2000 and 2001 financial statements), appearing in this annual report on Form 10-K/A (Amendment No. 2) of Akorn, Inc. for the year ended December 31, 2001.


Deloitte & Touche LLP

Chicago, Illinois
October 4, 2002